SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2004
FILE NUMBER 811-1424
SERIES NO.: 3

72DD     1.   Total income dividends for which record date passed during the period.
              Class A Shares                 $ 4,235
         2.   Dividends for a second class of open-end company shares
              Class R Shares                 $     3
              Institutional Class            $    14

73A.          Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                 $0.0243
         2.   Dividends for a second class of open-end company shares
              Class R Shares                 $0.0155
              Institutional Class            $0.0836

74U.     1.   Number of shares outstanding
              Class A Shares                 165,321
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                  91,558
              Class C Shares                  13,840
              Class R Shares                     190
              Institutional Shares               312


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $   12.05
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $  11.53
              Class C Shares                 $  11.57
              Class R Shares                 $  11.99
              Institutional Shares           $  12.37